Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE
April 29, 2020

PEABODY REPORTS EARNINGS FOR QUARTER ENDED MARCH 31, 2020

Ensuring the health and safety of employees and communities, and safeguarding financial  flexibility during COVID‐19; Implemented cost reduction activities with further actions underway,  goal for all mines to demonstrate path to cash generation at lower pricing levels; Suspending  2020 guidance given global economic uncertainty.

ST. LOUIS, April 29 – Peabody (NYSE: BTU) today announced its first quarter 2020 operating results,  including revenues of $846.2 million; loss from continuing operations, net of income taxes of   $129.3 million; net loss attributable to common stockholders of $129.7 million; diluted loss per share  from continuing operations of $1.31; and Adjusted EBITDA1 of $36.8 million.

“During this time of great global concern and economic uncertainty, we are continually working to safeguard our people, communities and business as we pursue actions to confront near-term headwinds and best position our company for the future,” said President and Chief Executive Officer Glenn Kellow. “In recent months, we have taken aggressive actions to improve our cost structure, and are now expediting a detailed mine-by-mine analysis to structurally improve our operating portfolio with accountability for performance targets extending from individual sites to the board level. Our Peabody people will drive our success, and I continue to be impressed and grateful for their ability to quickly adapt to change and confront challenges head on.”

First Quarter 2020 Results

First quarter 2020 revenues totaled $846.2 million compared to $1.25 billion in the prior year, reflecting the impact of lower volumes, largely due to the closure of the Kayenta Mine and challenged U.S. industry conditions, as well as lower pricing.

Depreciation, depletion, and amortization (DD&A) declined 39 percent from the prior year to $106.0 million, primarily due to the Kayenta Mine closure, roll-off of contract amortization expense and lower volumes.

Selling and administrative expenses improved 32 percent from the prior year to $24.9 million, reflecting the benefits of actions taken to date as well as reduced share-based incentive compensation expense.

In line with Peabody’s continual evaluation of its portfolio for value-creation opportunities, the company sold minor surplus undeveloped Australian land tenements, contributing to an $8.1 million gain on disposals in the quarter.

[1] Adjusted EBITDA, Free Cash Flow and Net Debt are non-GAAP financial measures. Revenues per ton, costs per ton, Adjusted EBITDA margin per ton and percent are non‐GAAP operating/statistical measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenues. Please refer to the tables and related notes in this press release for a reconciliation and definition of non‐GAAP financial measures.

#1

As expected, first quarter Adjusted EBITDA of $36.8 million reflected the impact of lower realized pricing and significantly higher seaborne metallurgical costs relative to the fourth quarter of 2019.

Segment Performance

In the first quarter, the seaborne thermal segment exported 2.6 million tons at an average realized price of $61.84 per short ton, with the remaining 2.0 million tons delivered under a long-term domestic contract. First quarter shipments were in line with the prior year.

Seaborne thermal segment costs per ton of $32.03 improved 9 percent compared to the prior year, even with the impacts of wet weather in the first quarter of 2020. Peabody’s continued solid cost performance from its seaborne thermal segment underpins the competitiveness of this platform in nearly any pricing environment. Even with benchmark NEWC pricing averaging $68 per tonne in the quarter, Peabody’s seaborne thermal platform delivered 27 percent Adjusted EBITDA margins.

The seaborne metallurgical segment sold 2.0 million tons at an average realized price of $95.65 per short ton, drawing down inventory by approximately 800,000 tons. As expected, elevated costs per ton of $111.82 reflect the impacts of an extended longwall move at Metropolitan, mine sequencing at Moorvale and the beginning of the upgrade project for the main line conveyor system at Shoal Creek. Beginning Jan. 1, 2020, North Goonyella holding costs have been excluded from the seaborne metallurgical segment and are now included within ‘Other Operating Costs, Net.’

Peabody’s Powder River Basin shipments totaled 23.5 million tons in the quarter, reflecting challenging U.S. conditions, including overall weak electricity generation and historically low natural gas prices. PRB costs per ton increased 4 percent compared to the prior year, primarily due to pit sequencing and an increase in the federal coal excise tax, partly offset by lower diesel fuel pricing and favorable mix.

Peabody consolidated the former Midwestern and Western segments into ‘Other U.S. Thermal’ for purposes of segment reporting in 2020. The Other U.S. Thermal segment shipped 4.9 million tons, earning 20 percent Adjusted EBITDA margins in the first quarter of 2020. Compared to the prior year, costs per ton decreased 4 percent, largely due to lower repairs and maintenance spend and favorable diesel fuel pricing. Lower Other U.S. Thermal Adjusted EBITDA reflects the impact of the Kayenta Mine closure, which contributed approximately $29 million of Adjusted EBITDA in the first quarter of 2019.

Balance Sheet and Cash Flow

In the first quarter, Peabody used $4.7 million of cash for operating activities and $31.3 million for capital expenditures. Cash and cash equivalents at quarter end totaled $682.5 million with total liquidity of $1.19 billion. Peabody had Net Debt of $624.4 million as of March 31, 2020.

COVID-19 Action

Within the global coal industry, supply and demand disruptions have been widespread as the COVID-19 pandemic continues to force country-wide shutdowns and regional restrictions. While recovery in China is occurring as major manufacturing recommences and stimulus programs are supporting the resumption of major infrastructure projects, thermal demand from non-power sectors remains weak. At the same time, Japan and India - hubs for seaborne coal demand - have shut down non-essential services and reduced steel production and electricity generation. Coal demand in the U.S., which has already been challenged by historically low natural gas prices and high inventory levels, has been further pressured by the effects of the pandemic, including weak total electric power sector consumption, depressed power prices, and reduced industrial activity. Average first quarter 2020 Henry Hub natural gas prices marked their lowest level in 21 years.

#2

In addition to demand impacts, supply risks continue to emerge. A number of global and domestic producers have curtailed or suspended production due to precautionary measures, elevated coal stocks and high levels of workforce absenteeism.

Coal mining in the U.S. and Australia has been designated as an essential business to support coal-fueled electric power generation and critical steelmaking needs. As part of Peabody’s commitment to the ongoing health and safety of our employees, vendors, and communities, the company is following advice from government authorities and taking precautions to manage the spread of COVID-19. Peabody operations have implemented rigorous protocols, controls, and prevention measures, including mandatory temperature and health screenings; paid COVID-19 leave based on established guidance; enhanced cleaning and sterilization practices; expanded use of personal protective equipment; remote work where possible; and social distancing. While the company’s operations have been designated as essential, each operation will only continue to operate when it safe and economic to do so.

Peabody has also taken actions to mitigate its financial risk given the uncertainty in global markets caused by the COVID-19 pandemic. The company previously suspended payment of dividends and share repurchase activities, and during the first quarter, made the decision to pause debt reduction activities in light of evolving industry conditions. In April, the company borrowed $300 million under its $565 million revolving credit facility to enhance the company’s financial flexibility.

Key Business Updates

North Goonyella - Peabody has commenced the previously announced commercial process to maximize value and accelerate cash flows at North Goonyella, which offers 82 million tons of proven and probable hard coking coal reserves and a fully operational preparation plant. In April, Peabody successfully entered into commercial agreements to reduce rail and port commitments for the asset beginning mid-year 2020, while maintaining sufficient rail and port capacity for when the mine resumes operation. As a result, holding costs have been reduced by approximately 85 percent to $5 million per quarter, beginning in the third quarter of 2020. The company continues to closely monitor market conditions and the status of the commercial process to determine any incremental spending related to ventilation and re-entry of Zone B.

PRB/Colorado Joint Venture - In February, the U.S. Federal Trade Commission (FTC), in a split decision, challenged the company’s proposed joint venture with Arch. Peabody and Arch intend to continue to pursue creation of the accretive joint venture and will contest the FTC’s decision within the U.S. federal court system. Peabody believes the FTC has incorrectly defined the market and failed to reflect the true competitive nature of the current U.S. energy landscape. Court proceedings are currently scheduled to begin in late June with a ruling expected shortly after the hearing concludes, subject to any additional changes to the court’s schedule.

SG&A Savings - In the second half of 2019, the company identified $50 million of cost savings, including lower SG&A as well as procurement savings that benefit operating costs, which are being implemented throughout the year.

During the first quarter, Peabody took additional actions, eliminating approximately 105 global corporate and support positions. These actions are anticipated to result in a further $20 million in annualized cost savings, with about $15 million of savings to be realized this year. Approximately half of the savings will benefit SG&A. Over the past two quarters, Peabody has improved efficiencies and lowered costs by reducing its global corporate and support functional headcount by one-third.

Amplified Improvement Activities - Peabody is also taking structural, aggressive actions, beyond SG&A savings, to protect and improve the business. With oversight by the company’s board of directors, the company has advanced a program to supercharge multiple initiatives underway, including a detailed mine-by-mine analysis to improve operating capabilities. The company’s initial focus will be on the highest-value opportunities, and mines that cannot demonstrate a path to cash generation at lower pricing levels will be suspended.

#3

Early actions stemming from this comprehensive program include the elimination of approximately 250 positions in April in the PRB, Indiana and Illinois to better scale staffing requirements to meet customer demand. This follows the reduction of approximately 215 operational positions, including contractors, in the first quarter across eight mines in the U.S. and Australia to align with industry conditions.

Outlook

Given uncertainties with respect to COVID-19, including the duration, severity, scope, and necessary government actions to limit the spread, Peabody has decided to suspend full-year 2020 guidance.

Within its seaborne metallurgical segment, the Company is proceeding with the main line conveyor system upgrade at Shoal Creek and has recently resumed mining at Metropolitan following a longwall move in the first quarter. Coppabella is currently mining through a lower-ratio pit, which is anticipated to mitigate increased costs associated with a major dragline repair slated for the second quarter.

Within its seaborne thermal segment, Peabody currently has 3.2 million short tons of export thermal coal priced for the remainder of the year.

In the U.S., Peabody’s contractual sales agreements include a blend of fixed volume commitments, as well as requirements and options contracts that allow customers to have some volume flexibility. Based on current customer nominations, Peabody now has 88 million tons of PRB coal priced and 19 million tons of other U.S. thermal coal priced for delivery in 2020. Ultimately, deliveries will be dependent on general economic conditions, weather, natural gas prices and other factors. Peabody continues to closely monitor volumes and is aggressively protecting its contractual rights.

Based on actions to date, 2020 SG&A has been reduced to approximately $120 million. Capital expenditures have been reduced to approximately $235 million and are focused on sustaining and compliance activities, joint venture commitments or mid-stream projects with rapid cash paybacks. ARO cash spend has also been reduced to approximately $60 million for 2020.

Peabody expects to realize lower fuel prices and Australian dollar exchange rates. Peabody also plans to accelerate the collection of its remaining alternative minimum tax refund of approximately $24 million to 2020 and to defer approximately $18 million of 2020 employer FICA tax payments to 2020 and 2021 under the CARES Act.

Today’s earnings call is scheduled for 10 a.m. CDT and will be accompanied by a presentation available at PeabodyEnergy.com.

#4

Peabody (NYSE: BTU) is a leading coal producer, serving customers in more than 25 countries on six continents. We provide essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:
Julie Gates
314.342.4336

#5

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Mar. 31, 2020 and 2019

(In Millions, Except Per Share Data)
	Quarter Ended
	Mar.	Mar.
	2020	2019

Tons Sold	35.6	40.5

Revenues	$846.2	$1,250.6
Operating Costs and Expenses (1)	779.5	948.2
Depreciation, Depletion and Amortization	106.0	172.5
Asset Retirement Obligation Expenses	17.6	13.8
Selling and Administrative Expenses	24.9	36.7
Restructuring Charges	6.5	0.2
Transaction Costs Related to Joint Ventures	4.2	—
Other Operating (Income) Loss:
Net Gain on Disposals	(8.1)	(1.5)
Provision for North Goonyella Equipment Loss	—	24.7
North Goonyella Insurance Recovery	—	(125.0)
Loss (Income) from Equity Affiliates	9.1	(3.5)
Operating (Loss) Profit	(93.5)	184.5
Interest Expense	33.1	35.8
Interest Income	(3.1)	(8.3)
Net Periodic Benefit Costs, Excluding Service Cost	2.8	4.9
(Loss) Income from Continuing Operations Before Income Taxes	(126.3)	152.1
Income Tax Provision	3.0	18.8
(Loss) Income from Continuing Operations, Net of Income Taxes	(129.3)	133.3
Loss from Discontinued Operations, Net of Income Taxes	(2.2)	(3.4)
Net (Loss) Income	(131.5)	129.9
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(1.8)	5.7
Net (Loss) Income Attributable to Common Stockholders	$(129.7)	$124.2

Adjusted EBITDA (2)	$36.8	$254.1

Diluted EPS - (Loss) Income from Continuing Operations (3)(4)	$(1.31)	$1.15

Diluted EPS - Net (Loss) Income Attributable to Common Stockholders (3)	$(1.33)	$1.12

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(3)	During the quarters ended March 31, 2020 and 2019, weighted average diluted shares outstanding were 97.2 million and 110.5 million, respectively.
(4)	Reflects (loss) income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#6

Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2020 and 2019

	Quarter Ended
	Mar.	Mar.
	2020	2019
Tons Sold (In Millions)
Seaborne Thermal Mining Operations	4.6	4.5
Seaborne Metallurgical Mining Operations	2.0	2.3
Powder River Basin Mining Operations	23.5	25.3
Other U.S. Thermal Mining Operations (1)	4.9	7.9
Total U.S. Thermal Mining Operations	28.4	33.2
Corporate and Other	0.6	0.5
Total	35.6	40.5

Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$201.1	$251.0
Seaborne Metallurgical Mining Operations	193.2	324.5
Powder River Basin Mining Operations	266.6	287.3
Other U.S. Thermal Mining Operations (1)	192.3	334.8
Total U.S. Thermal Mining Operations	458.9	622.1
Corporate and Other	(7.0)	53.0
Total	$846.2	$1,250.6

Total Reporting Segment Costs Summary (In Millions) (2)
Seaborne Thermal Mining Operations	$146.0	$156.3
Seaborne Metallurgical Mining Operations	225.9	238.7
North Goonyella Equipment & Development Costs (3)	—	3.0
Seaborne Metallurgical Mining Operations, Excluding North Goonyella Equipment & Development Costs	225.9	235.7
Powder River Basin Mining Operations	241.2	250.9
Other U.S. Thermal Mining Operations (1)	153.8	258.9
Total U.S. Thermal Mining Operations	395.0	509.8
Corporate and Other	18.1	20.2
Total	$785.0	$925.0

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$55.1	$94.7
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	(32.7)	85.8
North Goonyella Equipment & Development Costs (3)	—	3.0
Adjusted EBITDA - Seaborne Metallurgical Mining Operations, Excluding North Goonyella Equipment & Development Costs	(32.7)	88.8
Adjusted EBITDA - Powder River Basin Mining Operations	25.4	36.4
Adjusted EBITDA - Other U.S. Thermal Mining Operations (1)	38.5	75.9
Adjusted EBITDA - Total U.S. Thermal Mining Operations	63.9	112.3
Middlemount (4)	(9.7)	3.9
Resource Management Results (5)	8.0	2.0
Selling and Administrative Expenses	(24.9)	(36.7)
Other Operating Costs, Net (6)	(22.9)	(7.9)
Adjusted EBITDA (2)	$36.8	$254.1

Note: See footnote explanations on following page

#7

Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2020 and 2019

	Quarter Ended
	Mar.	Mar.
	2020	2019
Revenues per Ton - Mining Operations (7)
Seaborne Thermal	$44.10	$56.24
Seaborne Metallurgical	95.65	142.33
Powder River Basin	11.36	11.35
Other U.S. Thermal (1)	39.25	42.21
Total U.S. Thermal	16.18	18.71

Costs per Ton - Mining Operations (7)(8)
Seaborne Thermal	$32.03	$35.03
Seaborne Metallurgical	111.82	104.69
North Goonyella Equipment & Development Costs (3)	—	1.32
Seaborne Metallurgical, Excluding North Goonyella Equipment & Development Costs	111.82	103.37
Powder River Basin	10.28	9.91
Other U.S. Thermal (1)	31.39	32.65
Total U.S. Thermal	13.93	15.33

Adjusted EBITDA Margin per Ton - Mining Operations (7)(8)
Seaborne Thermal	$12.07	$21.21
Seaborne Metallurgical	(16.17)	37.64
North Goonyella Equipment & Development Costs (3)	—	1.32
Seaborne Metallurgical, Excluding North Goonyella Equipment & Development Costs	(16.17)	38.96
Powder River Basin	1.08	1.44
Other U.S. Thermal (1)	7.86	9.56
Total U.S. Thermal	2.25	3.38

(1)
Beginning Q1 2020, we have combined the Midwestern U.S. Mining segment with the Western U.S. Mining segment to reflect the manner in which our chief operating decision maker now views our businesses for purposes of reviewing performance, allocating resources and assessing future prospects and strategic execution. All periods presented have been recast for comparability.

(2)
Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(3)	Costs incurred from January 1, 2020 forward are included within Other Operating Costs, Net. Costs incurred prior to January 1, 2020 remain within the Seaborne Metallurgical segment.
(4)
We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):

	Quarter Ended
	Mar.	Mar.
	2020	2019
	(In Millions)
Tons sold	0.5	0.4
Depreciation, depletion and amortization and asset retirement obligation expenses	5.9	3.6
Net interest expense	2.7	2.2
Income tax (benefit) provision	(4.2)	1.7
(5)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenues.
(6)
Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts and costs associated with suspended operations including the North Goonyella Mine.

(7)
Revenues per Ton, Costs per Ton and Adjusted EBITDA Margin per Ton are metrics used by management to measure each of our mining segment’s operating performance. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis to be operating/statistical measures; however, we include reconciliations of the related non-GAAP financial measures (Adjusted EBITDA and Total Reporting Segment Costs) in the “Reconciliation of Non-GAAP Financial Measures” section in this document.

(8)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; provision for North Goonyella equipment loss and related insurance recovery; amortization of take-or-pay contract-based intangibles; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#8

Condensed Consolidated Balance Sheets
As of Mar. 31, 2020 and Dec. 31, 2019

(Dollars In Millions)
	(Unaudited)
	Mar. 31, 2020	Dec. 31, 2019

Cash and Cash Equivalents	$682.5	$732.2
Accounts Receivable, Net	265.2	329.5
Inventories	269.2	331.5
Other Current Assets	202.3	220.7
Total Current Assets	1,419.2	1,613.9
Property, Plant, Equipment and Mine Development, Net	4,607.8	4,679.1
Operating Lease Right-of-Use Assets	78.0	82.4
Investments and Other Assets	120.5	139.1
Deferred Income Taxes	4.9	28.3
Total Assets	$6,230.4	$6,542.8

Current Portion of Long-Term Debt	$12.6	$18.3
Accounts Payable and Accrued Expenses	793.4	957.0
Total Current Liabilities	806.0	975.3
Long-Term Debt, Less Current Portion	1,294.3	1,292.5
Deferred Income Taxes	25.5	28.8
Asset Retirement Obligations	666.6	654.1
Accrued Postretirement Benefit Costs	587.7	593.4
Operating Lease Liabilities, Less Current Portion	44.5	52.8
Other Noncurrent Liabilities	272.5	273.4
Total Liabilities	3,697.1	3,870.3

Common Stock	1.4	1.4
Additional Paid-in Capital	3,353.3	3,351.1
Treasury Stock	(1,368.1)	(1,367.3)
Retained Earnings	467.3	597.0
Accumulated Other Comprehensive Income	22.6	31.6
Peabody Energy Corporation Stockholders' Equity	2,476.5	2,613.8
Noncontrolling Interests	56.8	58.7
Total Stockholders' Equity	2,533.3	2,672.5
Total Liabilities and Stockholders' Equity	$6,230.4	$6,542.8

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#9

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Mar. 31, 2020 and 2019

(Dollars In Millions)
	Quarter Ended
	Mar.	Mar.
	2020	2019
Cash Flows From Operating Activities
Net Cash (Used In) Provided By Continuing Operations	$(1.6)	$200.8
Net Cash Used in Discontinued Operations	(3.1)	(3.2)
Net Cash (Used In) Provided By Operating Activities	(4.7)	197.6
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(31.3)	(35.8)
Changes in Accrued Expenses Related to Capital Expenditures	(11.4)	(3.8)
Proceeds from Disposal of Assets, Net of Receivables	10.5	11.0
Amount Attributable to Acquisition of Shoal Creek Mine	—	(2.4)
Contributions to Joint Ventures	(96.3)	(118.4)
Distributions from Joint Ventures	98.4	110.9
Advances to Related Parties	(6.9)	(1.5)
Cash Receipts from Middlemount Coal Pty Ltd	—	1.1
Other, Net	(0.1)	0.8
Net Cash Used In Investing Activities	(37.1)	(38.1)
Cash Flows From Financing Activities
Repayments of Long-Term Debt	(7.2)	(8.3)
Common Stock Repurchases	—	(98.8)
Repurchase of Employee Common Stock Relinquished for Tax Withholding	(0.8)	(1.4)
Dividends Paid	—	(214.4)
Distributions to Noncontrolling Interests	(0.1)	(14.3)
Other, Net	0.2	(0.1)
Net Cash Used In Financing Activities	(7.9)	(337.3)
Net Change in Cash, Cash Equivalents and Restricted Cash	(49.7)	(177.8)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	732.2	1,017.4
Cash, Cash Equivalents and Restricted Cash at End of Period	$682.5	$839.6

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#10

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Mar. 31, 2020 and 2019

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended
	Mar.	Mar.
	2020	2019

(Loss) Income from Continuing Operations, Net of Income Taxes	$(129.3)	$133.3
Depreciation, Depletion and Amortization	106.0	172.5
Asset Retirement Obligation Expenses	17.6	13.8
Restructuring Charges	6.5	0.2
Transaction Costs Related to Joint Ventures	4.2	—
Provision for North Goonyella Equipment Loss	—	24.7
North Goonyella Insurance Recovery - Equipment (1)	—	(91.1)
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(0.7)	—
Interest Expense	33.1	35.8
Interest Income	(3.1)	(8.3)
Unrealized Losses (Gains) on Economic Hedges	2.2	(39.8)
Unrealized Gains on Non-Coal Trading Derivative Contracts	(0.1)	(0.2)
Take-or-Pay Contract-Based Intangible Recognition	(2.6)	(5.6)
Income Tax Provision	3.0	18.8

Adjusted EBITDA (2)	$36.8	$254.1

Operating Costs and Expenses	$779.5	$948.2
Unrealized Gains on Non-Coal Trading Derivative Contracts	0.1	0.2
Take-or-Pay Contract-Based Intangible Recognition	2.6	5.6
North Goonyella Insurance Recovery - Cost Recovery and Business Interruption (1)	—	(33.9)
Net Periodic Benefit Costs, Excluding Service Cost	2.8	4.9

Total Reporting Segment Costs (3)	$785.0	$925.0

Net Cash (Used In) Provided By Operating Activities	$(4.7)	$197.6
Net Cash Used In Investing Activities	(37.1)	(38.1)
Add Back: Amount Attributable to Acquisition of Shoal Creek Mine	—	2.4

Free Cash Flow (4)	$(41.8)	$161.9

(1)
We recorded a $125.0 million insurance recovery during the quarter ended March 31, 2019 related to losses incurred at our North Goonyella Mine. Of this amount, Adjusted EBITDA excludes an allocated amount applicable to total equipment losses recognized at the time of the insurance recovery settlement, which consisted of $24.7 million and $66.4 million recognized during the quarter ended March 31, 2019 and the year ended December 31, 2018, respectively. The remaining $33.9 million, applicable to incremental costs and business interruption losses, is included in Adjusted EBITDA for the quarter ended March 31, 2019.

(2)
Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance. We have retrospectively modified our calculation of Adjusted EBITDA to exclude restructuring charges and transaction costs related to joint ventures as management does not view these items as part of our normal operations.

(3)
Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance. We have retrospectively modified our calculation of Total Reporting Segment Costs to exclude restructuring charges as management does not view this item as part of our normal operations.

(4)
Free Cash Flow is defined as net cash (used in) provided by operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#11

Reconciliation of Non-GAAP Financial Measures (Unaudited)
As of Mar. 31, 2020 and Dec. 31, 2019

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	(Unaudited)
	Mar. 31, 2020	Dec. 31, 2019

Current Portion of Long-Term Debt	$12.6	$18.3
Long-Term Debt, Less Current Portion	1,294.3	1,292.5
Less: Cash and Cash Equivalents	(682.5)	(732.2)

Net Debt (1)	$624.4	$578.6

(1)
Net Debt is defined as current portion of long-term debt plus long-term debt, less current portion less cash and cash equivalents. Net Debt is reviewed by management as an indicator of our overall financial flexibility, capital structure and leverage.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#12

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including the impact of the COVID-19 pandemic and factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

#13